Exhibit 99.2

4th Quarter 2004 Earnings Release Conference Call – US Unwired

Operator:	Good morning ladies and gentlemen and welcome to the US Unwired 4th quarter earnings release conference call. At this time all lines have been placed on a listen-only mode and the floor will be opened for questions following today’s presentation.

It is now my pleasure to turn the floor over to your host, Ed Moise. Sir, the floor is yours.

Mr. Moise:	Thank you, Matt. Welcome to US Unwired’s conference call to discuss financial and operating results for the 4th quarter of 2004. I’m Ed Moise and joining me is Robert Piper, US Unwired’s Chief Executive Officer and Jerry Vaughn, US Unwired’s Chief Financial Officer.

Before we begin you should be aware that our discussion this morning will likely contain forward-looking statements. Forward-looking statements often include words like: believe, beliefs, expects, plans, anticipates, intends, projects, estimates, may, might, would, or similar words. Forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Since these forward-looking statements are based on factors that involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. For a detailed discussion of the factors, risks and uncertainties that could cause actual results to differ from those described in our discussion please refer to our SEC filings that are specified in our press release yesterday.

In addition, discussions during today’s conference call may reference certain financial measures not recognized by generally accepted accounting principles, or GAAP. A reconciliation of those measures to GAAP can be found on the Investor Relations section of the company’s website,www.usunwired.com/reconciliation. Please be aware than on January 4th, 2005 IWO Holdings, Inc. filed a pre-packaged plan of reorganization with Unites States Bankruptcy Court which would eliminate US Unwired’s ownership of IWO and IWO’s $355 million of debt on US Unwired’s consolidated financial statements. The court confirmed the plan on February 9th. Consequently, our call this morning will focus exclusively on US Unwired’s results excluding the operations of IWO.

That said, I give you Mr. Robert Piper.

Mr. Piper:	Thank you, Ed, and good morning everyone. Welcome to US Unwired’s fourth quarter and year-end 2004 conference call. We’re glad you’re with us and we appreciate the interest you show in our company.

By all accounts, 2004 was an exceptional year for US Unwired. Operationally, financially, and strategically, we closed the year in a significantly stronger position than we entered it. And this is despite hurricanes, despite the efforts spent restructuring IWO, and inclusive of spending time completing the most successful refinancing of our peer group. We returned to double-digit subscriber and revenue growth. We improved our EBITDA margin by 37%, due in large part to an increasing ARPU, and we slashed our interest expense by more than 40%.

Last year, I outlined a number of initiatives that we implemented to address the most important issues facing this company. We first began to see results in the latter part of 2003 and now through 2004.

To begin, let’s start on the sales floor where we set out to profitably increase our subscriber base while continuing to improve its quality. During 2004 our focus to solicit and retain the best customers led to an 18% increase in our prime subscribers during the year. We further enhanced the contribution from all post-pay subscribers by securing a two-year commitment to our service from the vast majority of them ending the year with 81% of postpay customers on contract – that’s a number that measured 72% at the start of the year and today is among the affiliate – the leaders of the affiliate group. Separately, we increased the value from credit-challenged customers by customizing our credit policies by market and continuing with the redeployment of our prepay offering.

The 20,000 plus net subscribers we added during the quarter was a 20% increase over the fourth quarter a year ago and helped us reach 71,000 net adds for the year versus 44,000 in 2003. In addition, we moved the prime component of our ending base to 68%. The balance of the base is 21% sub-prime postpay and 12% prepay. At the end of the 2004, our network was serving a total of 568,300 customers comprised of 469,500 direct customers and 98,800 resell customers.

At the corporate facility we set out to significantly decrease our churn rates. As you may recall, we appointed a Vice President of Customer Retention early in 2004. With her leadership we embarked on a company-wide plan, which included many separate initiatives that together resulted in an 11% drop in our blended churn, down from 3.6% in 2003 to 3.2% 2004. Quarter-over-quarter blended churn dropped from 3.4% in the third quarter to 3.3% in the fourth quarter. The postpay churn rate dropped from 3.3% in 2003 to 2.7% in 2004.

In the field we improved the quality of our service and enhanced our customers’ usage experience. There, year-over-year we reduced the number of our calls dropped by almost 30%. We cut back on blocked calls by more than 15%, even though our switch minutes increased 38%. Our CDMA network continues to show its superiority in design as our dropped and blocked call rates fell to an all-time low in the quarter of 1.3% and 1.4% respectively.

Our efforts to grow subscribers did not lessen our focus on cost containment. Further process enhancements allowed us to streamline our workforce by an additional 9% over 2003. Relentless focus on expenses allowed us to decrease our operating cost per subscriber by almost 10%. Collectively, our operational improvements and cost containment efforts resulted in a tenth consecutive quarter of cost per gross add (CPGA) below $400. In a quarter that has historically included spending a disproportionate amount of sales and marketing dollars to take advantage of the season, we were able to move through the quarter keeping CPGA at a remarkable $333. and maybe even more remarkable, for the year our CPGA was $311. Both of these numbers will put us among the leaders in our peer group.

Coming off the success of 2004 and in anticipation of the upcoming changes in the industry, we are before you today feeling very optimistic about the future of our business. When you look at what’s to come in the next couple of years, as the competitive landscape begins to thin, as we work to enhance our industry leading data service through a possible EV-DO upgrade, as we continue to open up our network to new virtual operators like ESPN and Earth Link, as our opportunities unfold around the merger of Sprint and Nextel, and as we hopefully put our disputes with Sprint behind us, you have to feel good that US Unwired is better positioned today to grow internally than it has been for some time.

Now let me turn the call over to Jerry for more detail on our financial performance.

Mr. Vaughn:	Thank you, Robert. My review will cover financial and operating results for US Unwired on a standalone basis.

For the year US Unwired had EBITDA, excluding non-cash compensation, of $79 million, a 58% increase over 2003 and at the high end of our guidance range of $70 to 80 million. We were also able to move our EBITDA margin up 6 percentage points to slightly over 20% continuing to demonstrate growth in a very competitive market.

Revenue of $418 million was up 12% over last year and was also at the high end of our guidance range of $405 to 420 million. Subscriber revenue of $290 million was up approximately 15% over 2003 and was assisted by the growth in Sprint’s market leading data product offering.

Post-pay ARPU, excluding roaming, of $57 was up almost $1 from 2003, as ARPU continues to be a good news story. Even in the face of intense competition in the market for subscribers and the shift of wire line to wireless, we have been able to hold steady to slightly grow ARPU. Our take rate for data services continues to increase as data ARPU in the fourth quarter was $4.34 – more than double the fourth quarter of 2003 and up 20% sequentially. Data now represents over 7.5% of our ARPU and continues to grow. Our data take rate in the fourth quarter was 58% and we continue to see about 75% of the subscribers stay with the service following the two-month introductory period.

Fourth quarter roaming and wholesale revenue of $26 million produced a net position of $8.1 million, a 12% increase over the prior quarter. Roaming and wholesale revenue equaled 24% of total revenue. Our roaming ratio with Sprint was 1.33 to 1 and has risen slightly during the year.

Roaming minutes totaled 427 million for the quarter versus 348 million minutes in the fourth quarter of 2003. In the quarter our customers traveled off our network a total of 317 million minutes. Roaming and wholesale minutes accounted for 30% of the minutes used on our network. Our cell sites averaged 127,000 minutes of roaming and wholesale traffic per month versus 102,000 minutes in the fourth quarter of 2003.

US Unwired’s 2004 cash cost per user (excluding roaming expenses), was slightly over $31, down from $35 in 2003 – an 11% decrease as we continue to leverage our operational improvements.

Bad debt for the year represented approximately 2% of post-pay subscriber revenue as we see continued benefits from our focus on improving the quality of our subscriber base. Naturally, our prepay customers, which represent 12% of our subscriber base, cannot leave us with bad debt.

We spent a total of $24 million to expand our network to meet the capacity needs of our increasing subscriber base and the Sprint and wholesale customers roaming onto our network. At the end of the year, we had a total of 293 second carriers on our 1224 cell sites. To date, our cumulative CAPEX per covered POP is $47.

Network usage continues to grow and increased to over 1.5B minutes in the fourth quarter. Subscriber network usage was up 38% over the fourth quarter of last year and roaming usage was up 27% year-over-year. Our customer’s averaged approximately 1000 minutes of use, up 18% from the fourth quarter of 2003, with 231 minutes being used while traveling off our network, primarily on the Sprint network.

We continued to strengthen our balance sheet during the fourth quarter through the exercise of the call option on the outstanding $41 million of the 13 3/8% notes. The call completes the successful balance sheet refinancing activities we commenced in the second quarter.

We finished the year with approximately $80 million in cash resulting in a net debt position of $ 285 million. Our net debt to 2004 EBITDA leverage ratio was 3.6x versus 7.9x for 2003.

Completing our balance sheet refinancing is a huge success story for our company and for our shareholders.

Sprint has notified those affiliates that have not accepted the Simplified Pricing amendment, and US Unwired is one of them, that Sprint reciprocal travel rates will decrease a further 20% in 2005 from $0.041 a minute to $0.033 a minute. They have also provided the 2005 schedule of service bureau fees and those convert to the equivalent of a Simplified Pricing CCPU charge of $7.63. Note, this is an estimate for 2005 and will be trued-up at the end of the year based on Sprint’s notice of actual costs.

For 2004 Sprint provided US Unwired with a schedule of service bureau fees that equated to a Simplified Pricing monthly CCPU charge per subscriber of $7.50. Late in the year we received trending reports that indicated actual costs would be approximately $7.90 per subscriber. We have accrued $2 million as an expense in anticipation of a true-up in the first quarter of 2005.

I will now turn the call back to Robert.

Mr. Piper:	Thanks, Jerry. Before we begin taking questions, I’d like to give you a quick update on our litigation with Sprint. And, as in calls before, we will not be able to comment on the lawsuit beyond this statement.

We are proceeding on track for a jury trial on May 9, 2005 in Lake Charles, Louisiana. Document discovery and fact depositions have been concluded. The Special Master, who was appointed by the district court to investigate the separate issue of whether Sprint’s accounting for certain revenues and fees is being performed accurately and in compliance with the terms of US Unwired’s agreements with Sprint – they’re expected to make proposed findings of fact to the court by March 15, 2005.

With that I think we’re ready to open the floor up for questions.

Operator:	Thank you. The floor is now open for questions. If you would like to ask a question please press * followed by the number 1 on your touch tone phone. If at any point your question has been answered you may remove yourself from the queue by pressing the # key. We do ask that while you pose your question please pick up your handset to ensure the best possible sound quality.

Once again, Ladies and Gentlemen, if you do have a question you may press * followed by 1 on your touch tone phone at this time.

Our first question is coming from Ric Prentiss with Raymond James.

Mr. Prentiss:	Yes, good morning, guys. How are you doing?

Mr. Piper:	Hi, Ric.

Mr. Vaughn:	Good.

Mr. Prentiss	Question I’m actually trying – I guess I couldn’t pick up all pieces. Did you provide ‘05 guidance and what was it or what’s the thoughts on when you would and does that make an assumption on how long you’ll have a management fee from IWO; is the first question.

Mr. Piper:	Yeah, Ric, we — we’re not going to provide ‘05 guidance. We just found that we think it’s better that we operate our business with the business in mind rather than hitting some expectations that we may set out to the financial community. That doesn’t say that throughout the year we won’t be providing some kind of expectation about what maybe the next quarter will provide or the balance of the year will provide, but on this call we’re not prepared to do that.

Mr. Prentiss:	Okay, so no guidance for the first quarter or the year on this call?

Mr. Piper:	Right.

Mr. Prentiss:	Okay. The travel rate dropping from 4.1 cents to 3.3 cents, would that take effect as of January 1?

Mr. Vaughn:	Yes it does, Ric.

Mr. Prentiss:	Okay. We know there was a meeting the other day with the affiliates in Kansas City. Can you share with us anything? What was on the agenda? What was discussed? Or what you learned there?

Mr. Piper:	Yeah, it was actually in Phoenix, which was a lot nicer place to be than Kansas City last week. But, you know, I can’t go into detail about what we discussed. But it was the – we have, I believe it’s four, meetings a year of the affiliate executive council where we just update where we are operationally and what we’re doing. Obviously there was some discussion about Sprint/Nextel. Nothing – if I could share something with you I wouldn’t be able to share with you anything that you haven’t probably already heard or that’s been out in the public market place. So, it was a regularly scheduled affiliate executive council meeting and it went as planned.

Mr. Prentiss:	Okay, and then two quick final questions. You mentioned the excitement about the – in the possible roll out of EV-DO. Can you just tell us where you are on that process? Sprint laid out yesterday for us here in New York their thoughts that they’ll be done with – they’ll start their launch in mid ‘05 and be fully covered with what they’re going to cover by the first part of ‘06. Ubiquitel put out guidance as far as how much money they’d be spending in ‘05 on EV-DO. Where are you at as far as looking at it? Is it possible? Is it real? Is it ‘05, ‘06 for you – that kind of question.

Mr. Piper:	Were certainly looking at it and, as we have stated in the past, we’re in a very fortunate position as it relates to the roll out of EV-DO and we’re going to be able to take a look at Sprint’s results, get firm definition around the cost of the roll out, get a better idea of the subscriber acceptance in the applications once it’s rolled out and we’ll make a determination of what markets we decide to upgrade, probably near the end of the year as we start getting some of the results from the market roll outs that you mentioned that Sprint has said are going to take place starting in the middle of the year. And we certainly anticipate that this is going to keep us the industry leader in data offerings and that we will be participating but it’ll probably be in the ‘06 time frame.

Mr. Prentiss:	Okay, and then the final question is; you mentioned 58% of your customers took Vision products. Seen some higher numbers from some of the other affiliates as far as maybe up into the 75 or 80 plus, 90% kind of range of people taking it. Does the 58% include your pre-pay customers and the – kind of how many people were offered it and maybe didn’t take it? Or is it just pure Sprint direct customers that that was related to and do you think in the future you’ll see a higher take rate?

Mr. Piper:	It’s Sprint direct customers. It doesn’t include pre-pay. Ric, I think that more important metrics surrounding that rather than take rate is the keep rate, for one; and Jerry – as Jerry mentioned, we think that’s about 2/3 – 75% of those that take it. That’s an important number. And then, obviously, the data component of ARPU. And we’re very comfortable with the 75% and the $4 plus data component of ARPU so I think that’s what we’re focused on rather than – you know, there’s different ways of having people take it up front.

Mr. Prentiss:	Right.

Mr. Piper:	And I don’t know everybody’s strategy there but ours certainly is to explain to you the product to make sure you understand it so you’re getting some use out of it during your free period so you’ll keep it going forward. So if you don’t – and, again, I don’t know how others do it, but we don’t just automatically attach it to your plan. We try to make sure you understand it and know that you have it so you can use it and keep it.

Mr. Vaughn:	Ric, to put that 58% in perspective the quarter before, the 3rd quarter, our take rate was 47% and the quarter before that was 40%. And right today we have 47% of our subscribers are on a Vision plan.

Mr. Prentiss:	So it’s already pretty established into the base too then so they are –

Mr. Vaughn:	Yes, it is. Yes, it is. I think that’s what Robert’s referring to as the – it’s the continuance of service where they actually really start paying us, that we’re most focused on.

Mr. Prentiss:	I think that based on plans for the other affiliates are probably close to that number as well. So it just depends on your position. I know you wanted to do the original attachment. I think you’re right. Okay. Good luck, guys.

Mr. Piper:	Thank you, Ric.

Mr. Vaughn:	Thanks.

Operator:	Thank you. Your next question is coming from Chris Larson with Prudential.

Mr. Larson:	Hi, thanks. A couple of questions. First, hopefully this is an easy one. At what point are you allowed to exclude your IWO numbers from your GAAP? Secondly, I apologize if you already gave these two figures, can you give us the mix of gross as the breakdown between pre-pay and sub-prime and prime and the – what percentage of ARPU was from data? I do apologize if you gave that already.

Also, you mentioned that Fair and Flexible if pretty popular. Could you tell us what some of the trends might be in that?

And then last question – I do apologize for all the questions, can you give us a sense for the – with the new MOU rate, the new travel rate from Sprint, what that might be doing to revenues? Maybe what way to think about it is just sort of your minute of use growth on Sprint’s customers coming in versus your minute of use growth from your customers going out to Sprint? And how many other affiliates are not on the simplified pricing at this point?

Thanks. I do apologize for so many.

Mr. Piper:	All right, Chris, we’re going to give that a shot. I’m going to – I’m going to answer a few of them and then turn it over to Jerry for the accounting questions and maybe the roaming – the roaming revenue piece. But our gross adds for the quarter, the breakdown was 53% prime, 33% ASL and 14% pre-pay. The data component of ARPU –

Mr. Vaughn:	$4.34.

Mr. Piper:	Of the 57.40, total ARPU, so you can figure the percentage there. Fair and Flexible has been a great product for us – for a lot of different reasons. The take rate has really increased. We adjusted – Sprint and the affiliates adjusted that offering in the latter part of the 3rd quarter, start of the 4th quarter and 47% of our gross adds in the quarter opted for Fair and Flexible pricing plans. So it has done quite well. As of today about 11% of our total post-pay subscribers are on Fair and Flexible pricing plans. And the ARPU on that is also a good news story, it’s about $60 today. So it’s working out quite well for us.

Mr. Vaughn:	Chris, if I can remember the rest of your questions, the first one’s about when we will stop consolidating IWO and that would be at the end of the 1st quarter. We’ll stop it, but if you look at our press release – and you’ll probably see it again in our filings as well, we had went to great pains to basically provide a – all the financial statements as though US Unwired excluded IWO. So you really have two sets of financial statements embodied in both our press release as well as our K when it comes out. So that should be a help.

Mr. Larson:	Yeah, it’s a big help. Thank you.

Mr. Vaughn:	Okay. As far as the Sprint roaming decrease, we can’t anticipate what it’s going to look like for 2005. What I can share with you is that if we went back and looked at 2004 the amount of roaming that we got from Sprint, this is a net number – net of what we pay out – we’re paying the same – we’ll pay a reduced rate as well. It’s about a 6 million Dollar difference if we had been at 4.1 – if we’d have been at 5.8, pardon me, instead of 4.1. So they can kind of get some dimensions from that.

And your final question that you asked; are there other affiliates not on pricing or how many are on simplified pricing?

Mr. Larson:	How many are not on simplified?

Mr. Vaughn:	Obviously we’re not.

Mr. Larson:	Yeah.

Mr. Vaughn:	There’s two others that we know are not. I don’t know beyond that.

Mr. Larson:	Okay. Thank you very much.

Operator:	Thank you. Your next question is coming from Sandy Lang with Bear Sterns.

Mr. Liang:	Hi.

Mr. Piper:	Hi, Sandy.

Mr. Vaughn:	Hi.

Mr. Liang:	Sorry, just brought me back in. You know, on the wholesale it looks like you added about 30,000 wholesale customers in the quarter. You know, I assume that’s Virgin and where are they selling and, you know, why are they so successful? And I just wanted to verify that you’re probably not going to see these minutes come on your network until I guess 2005 because these were mostly at Christmas; would that be the case?

Mr. Vaughn:	You’re correct in your assessment. I think we finished the quarter with almost 99,000 wholesale subscribers and that was virtually all of Virgin. And, you’re right, it was skewed towards December.

Mr. Liang:	Okay, so we’re going to see the earnings in ‘05. Now, is your wholesale rate affected in this new Sprint agreement, or the new rate schedule?

Mr. Vaughn:	No. We’re under a separate agreement with Virgin and it actually runs on a July to July cycle. So if you notice that during the year of 2004 the rates actually stepped down for Virgin in July and, of course, that contract is – has an actual expiration date of July of ‘05 and is subject to renewal if both parties agree to do so.

Mr. Liang:	Okay, and that is between you and Virgin directly?

Mr. Vaughn:	No, it’s between us and Sprint but Sprint’s acting on behalf of Virgin.

Mr. Liang:	Okay, and just another quick one. I’m wondering if you could just walk through the non-recurring items in the income statement? It looked like other revenue and G&A were a little bit strange and I’m wondering, that 2 million accrual in terms of your back office rate, where is that on the income statement and, you know, is that all on G&A?

Mr. Vaughn:	Listen, it’s a cost of service where we put all of our Sprint charges, Sandy. The one I think is probably the – you look year-over-year at G&A you get almost a doubling of that number. You got to understand a couple of things. First of all, in 2004 we had 404 activities and that in total is going to cost us about 1 million Dollars. We also had more legal expenses for our Sprint lawsuit because, as Robert said, the 4th quarter of 2004 is when most of the discovery and deposition work was done. We started off with a special master and we also had to employ our damages expert, so there was a large step up in that, Sprint legal expenses. And then the other thing that was happening, in 2003 there was a – some taxes that we got a favorable ruling on and we reversed those against expenses in 2003. And that kind of explains the difference why G&A is different period over period.

Mr. Liang:	So net, net you’re – I guess – so there’s 2 million in expenses, in theory, was accrued over the course of the whole year and then your G&A is how much higher than normal do you think it was in the quarter?

Mr. Vaughn:	Actually it was accrued over about the last half of the year with the bulk of it in the 4th quarter. We – we kept getting updates starting late in the year and we kept adjusting trying to make sure that we accurately reflect what Sprint was telling us was going to be the actual charges as opposed to the scheduled set of charges.

Mr. Liang:	Okay, and what do you think the dollar amount of your G&A being higher than normal is in the 4th quarter? If you add together say the legal expenses?

Mr. Vaughn:	Legal was probably a million and a half more. As I said, 404 was almost a million over the year and I’d probably say more than at least half of that was in the latter part of the year, even the 4th quarter.

Mr. Liang:	Okay, and why was other revenue – it was 2.8 million at US Unwired stand alone but for the combined company it was actually less than that so it looks like at IWO it was a negative number. Why is that?

Mr. Vaughn:	Well, it has to do with the management fee and the way we account for it. Obviously it’s an expense to IWO and it’s a revenue item to US Unwired.

Mr. Liang:	Okay. So the management fee is another revenue then?

Mr. Vaughn:	Yes, it is.

Mr. Liang:	Thank you very much.

Mr. Vaughn:	Okay. Thanks, Sandy.

Operator:	Thank you. Your next question is coming from Ethan Schwartz with CRT Capital Group.

Mr. Schwartz:	All right, thanks. Most of my operational questions have been asked. Let me ask you a couple of things on the non-compete issue. First of all, has Sprint given you any timing for when they plan to sit down across the table from you and try to reach a solution on that issue?

Mr. Piper:	Well, we’ve already had discussions with Sprint. I think they announced publicly, and the outcome of all of our discussions have been similar and that is that we’re trying to work through where there’s a mutually beneficial outcome for both Sprint and the affiliates and I think that’s certainly the kind of battle cry that we begin all of our discussions with. We, as I mentioned to you, we had a Affiliate Executive Council meeting earlier this week where there were discussions along those lines. They talked to us last December when the announcement was made and so the process has started. It’s a complicated one. There are a lot of different options. We plan to investigate all of the options and really opportunities that are before us and we – I’m sure that we’re going to come up with something that works for both parties.

Mr. Schwartz:	Have they put any sort of concrete – well, were initial proposals in front of you or anything of that sort?

Mr. Piper:	No. No.

Mr. Schwartz:	Another thing on the –

Mr. Vaughn:	I think also, Ethan, I was interested in some of the comments from some of the analysts reporting on Sprint’s analyst day and the statement that seemed to be from most of the people in attendance at that meeting, which we were not in attendance, was that they will address the affiliate issue after the closing.

Mr. Schwartz:	That was my next question. What is your understanding, and I realize this is just your understanding, but what was your understanding of your rights as far as the timing of enforcing those rights? What I mean by that is; are you allowed to seek, in your view – again, this is just your view, of any kind of preliminary injunction if there is no agreement reached by the closing of the Nextel agreement? And can you even do that before the Nextel merger closes? In other words, can you – if there’s some legal mechanism by which you can pursue recourse for an anticipatory breach of the – of the management agreement?

Mr. Piper:	Yeah, Ethan, like I said, we’re – we’re kind of in the process of studying all of our options and opportunities today. We certainly don’t want to deal with litigation in this process. I think Sprint has made that clear. That’s not the path, our first choice. You know, we’re looking at how – we’re looking at how we take advantage of this from a – from a business perspective and from an operational perspective. And that’s – that’s where we’re going to go first. So we haven’t really studied in detail or started thinking about what our rights are legally. We – we’d rather work this out in a – you know, a different form.

Mr. Vaughn:	I think also, Ethan, Sprint’s been very up front with – with the affiliates about – as much as they can tell us about he situation with Nextel. And, you know, as Robert said, we’re trying to look at it from an operational thing because we think this is an excellent move on Sprint’s part and usually what’s good for Sprint is good for the affiliates so we’re not going in saying, well, we’ve got to protect our rights. We just don’t know what – what the outcomes are going to be yet and we’re going along with this as a good deal for Sprint, ought to be a good deal for us. And nothing can really be done until there’s probably a breach, whether there’s a breach in there or not. Sprint has never said they’re going to breach the agreement.

Mr. Schwartz:	Okey doke. Thanks. Very good.

Operator:	Thank you. Your next question is coming from Joe Annoni with Roth Capital.

Mr. Annoni:	Hi. How are you guys doing?

Mr. Piper:	Hi, Joe.

Mr. Vaughn:	Hi, Joe.

Mr. Annoni:	On the legal fees, can you give us a sense of how much that has been for the quarter? Actually, you may have done that already but then also if you can confirm that and then how much has been reserved in terms of expenses?

Mr. Vaughn:	We incurred about $1.5 million in the 4th quarter, Joe. We’re not reserving it, we’re basically expensing it as they come in because what we’ve given the streetak estimates that the full cost is going to be about $5 million. I think we’re a little over 3 million through that. We decided not to reserve it but to just go ahead and do it as it’s incurred. To give people a truer reflection of what our numbers really look like.

Mr. Annoni:	Okay, and is that just on the legal fees or on any disputed charges?

Mr. Vaughn:	Your question is about legal fees only when it comes to Sprint.

Mr. Annoni:	Okay, right. And then the second part –

Mr. Vaughn:	The disputed charges – the disputed charges we actually run through our financial statements as though they were incurred and then we reserve them on a balance sheet and I think if you look at it you’ll see an increase in accounts payable. That’s where we have it booked. And that number I think was approaching, for US Unwired, 30 million Dollars at the end of the year.

Mr. Annoni:	Okay. Thank you.

Mr. Vaughn:	Now, that’s also our cash, you understand that as well.

Mr. Annoni:	Yeah. And the management fees from Unwired, can you give us a breakdown of how much of that was management fees and how much the G&A was related to writingproviding services to IWO?

Mr. Vaughn:	Well, all of the revenue is booked in other income.

Mr. Annoni:	Okay, that’s all of it? Okay.

Mr. Vaughn:	Well, it’s not all of the other revenue, but it’s probably 90% of it. You’ve got little minor items that are stuck in there from some leases we have on some towers and that sort of things.

Mr. Annoni:	Yeah, okay.

Mr. Vaughn:	As far as the expenses, there clearly – you know, we have shared expenses that we’re able to divide up between the two companies. In the past we said that when you – when IWO goes away we’re going to have probably left an impact to US Unwired of shared expenses that are not eliminated between 3 and 4 million Dollars. But at that point in time while our expenses are being impacted dollar for dollar in a positive manner the people who make up those shared resources are now 100% focused on US Unwired.

Mr. Annoni:	Okay. Got it. And that 3 to 4 million, that was an annual number, right?

Mr. Vaughn:	That’s correct.

Mr. Piper:	Yes.

Mr. Annoni:	Okay, and I’ve got a question on the cash flow from operations. I’ve got a number for the quarter of about 4 million; is that right?

Mr. Vaughn:	It sounds – it’s hard to tell because when you – you have to do the backing in of the payment of the – or the call of the 13 3/8% notes.

Mr. Annoni:	Oh, okay.

Mr. Vaughn:	Okay?

Mr. Annoni:	That’s showing up under cash flow from operations?

Mr. Vaughn:	No, not cash flow from operations, I thought you were talking about cash flow in general.

Mr. Annoni:	Oh, no. I meant cash flow from operations.

Mr. Vaughn:	I’m trying to find that – yeah, that sounds about right.

Mr. Annoni:	Okay. Did you see anything unusual there, or –

Mr. Vaughn:	No. Huh-huh (negative).

Mr. Annoni:	Okay, and the last question; around the competitive market it seems like the affiliates are reporting a little bit of different take on what’s going on in the environment. You guys seem to have strong gross adds and net adds, which is great, but what’s your take on kind of Sprint’s response to Cingular’s advertising and activity?

Mr. Piper:	You know, I’ll tell you, the Cingular/AT&T combination is a little bit different, I think, in our market place. Cingular has always been our strongest competitor.

Mr. Annoni:	Yeah.

Mr. Piper:	You know, they’re the entrenched 800 guy. Their coverage is strong. Their presence here is very strong. Their marketing campaign with the combination of AT&T has been very good from our perspective, but AT&T, on the other hand, has always been one of our weakest competitors – if not the weakest competitor – in our service territory. So the combination, although I guess throughout has made a better company of Cingular, they’ve always been very strong here. So we haven’t really seen any more of a negative impact from them than we had historically anyway.

Mr. Annoni:	Okay. Got it. Great. Thanks a lot, guys.

Operator:	Thank you. Your next question is coming from Barry Kaplan with Maple Tree Capital.

Mr. Kaplan:	Thanks. My questions were on wholesale, most of which have been answered. But could you just refresh my memory on how you’re accounting for the wholesale revenue on your books and in the calculation of ARPU and cash cost per user and cost per gross add?

Mr. Vaughn:	Yeah. Wholesale revenue goes into the roaming line. We lump it into that. We have a combination of roaming and wholesale in that. There really is no CPGA impact from that at all. We don’t pay anything to the customers. They’re just using our network.

Mr. Kaplan:	All right.

Mr. Vaughn:	Obviously in the – but there is a cost associated with the use of that network. We have usage costs and we pay on a per minute basis and obviously they’re increasing the number of minutes that we pay that on but we have a very positive spread between what we receive and what we pay.

Mr. Kaplan:	Okay, great. Thanks.

Operator:	Thank you. Your next question is coming from Kevin Klein with RBC Capital Markets.

Mr. Klein:	Hi. Most of my questions have been answered, but just a quick question. Can you give us a sense for the subscriber base as far as on contract as far as what percent is on 2-year contracts, 1-year, not under contract?

Mr. Piper:	Yeah. Of the – Kevin, of the activations in the 4th quarter, 90% of those – these are post-pay activations – 90% of those post-pay activations signed a 2-year agreement with us. 2-year – 2% of the gross activations during that quarter signed – during the 4th quarter – signed a 1-year contract with us. So today all total of our ending subscriber base, 81% are on some type of contract with us. And that’s really a number we had worked to improve all year long. As I mentioned earlier, we started the year with 72% of our subscribers on a contract.

Mr. Klein:	Uh-huh (affirmative response). Great. Thank you.

Operator:	Thank you. Your next question is coming from Adam Moss with US Trust.

Mr. Moss:	Hi. Good morning. Just a question regarding the business model, and I’m not sure if you view your business this way, but considering that roaming revenues are very high margin it would appear – it would appear that your retail operations still don’t generate positive EBITDA contribution and is that a function of the still relatively small size of the company or is it perhaps the cost structure is much more variable in nature relative to some other wireless models? If you can just comment on that, thanks.

Mr. Vaughn:	Well, I think you’ve hit exactly what it is. You know, roaming is usually, and wholesale, is usually some very good margin return because you get it almost immediately. We’re still growing our subscriber base and we’re still building out network, etc. And it usually – I think that’s probably a phenomenon you see with any affiliate or any wireless company in the early periods of their life that the EBITDA contribution largely comes from roaming and now with Sprint being able to add wholesale it’s helping us even more. Before your subscriber base actually catches up. We’re at 5.8% penetrated. You can probably expect that that phenomenon will probably occur for another 1, maybe as much as 2 points of penetration. The long run, it’ll all shift back and you actually will make your money off of your subscribers.

Mr. Moss:	Thanks for the color.

Operator:	Thank you. Once again, callers, if you do have a question please press * then 1 on your touchtone phone at this time. I would now like to turn the floor back to Ed Moise for any further comments.

Mr. Piper:	Yeah, I’ll take it, Ed. Look, just to wrap up, as I mentioned to you earlier, for a number of reasons, including out operational performance in 2004, we feel very good about our business today. And we remain confident in our opportunities going forward. And we hope to tell you how we’re capitalizing on some of those opportunities in our next conference call. Until then, thank you for joining us.

Operator:	Thank you. This does conclude today’s teleconference. You may disconnect your lines at this time and have a wonderful day.